Exhibit 4.4

Number Shares INCORPORATED UNDER THE LAWS OF THE State of Delaware GENERAL GROWTH PROPERTIES, INC. SPECIMEN This Certifies That is the registered holder of ****************************************** Shares of Common Stock, $.01 Par Value, of General Growth Properties, Inc. transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrendering of this Certificate properly endorsed. In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers this ***** day of ********* A.D. ***** Chairman/Vice Chairman/Chief Executive Officer/vice President Treasurer/Assistant Treasurer/Secretary/Assistant Secretary

For value received, hereby sells, assigns and transfers unto shares represented by the within certificate and does hereby irrevocably constitute and appoint Attorney to transfer the said shares on the books of the within named Corporation with full power of substitution in the premises. Dated: The shares represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially Own shares of Capital Stock in excess of 9.9% of the number or value of outstanding shares of Capital Stock (whichever is more restrictive) or Constructively Own shares of Capital Stock in excess of 9.9% of the number or value of outstanding shares of Capital Stock (whichever is more restrictive); (ii) beneficially own shares of Capital Stock that would result in the shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution); (iii) Beneficially Own shares of Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code; or (iv) Constructively Own shares of Capital Stock that would cause the Corporation or any of its Subsidiaries to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in excess of the above limitations must notify the Corporation in writing as promptly as practicable. Any transfer in violation of the above limitations will be void ab initio. Notwithstanding the foregoing, if the restrictions above are violated, the shares of Capital Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to, and all capitalized terms in this legend have the meanings defined in, the Corporation's charter, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.